Asset Purchase Agreement
Of Land Use Right

Party A : The People's Government of Baisha Town Taishan City

Party B: Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd

Article 1. According to “Provisional Regulation of PRC Concerning the Transfer of the State-owned Land Use Right in Urban Areas” and the relevant national and local provisions. On the basis of equality and voluntarily through friendly consultations, the two parties enter into this agreement.

Article 2. Party A transfers the land use right in accordance with terms and conditions as specified in this Agreement and relevant laws. The land belongs to People’s Republic of China, and underground resources and buried objects are not included in the scope of the land use right transfer.

Article 3. Party B purchases the land use right according to the Agreement. Party B can transfer, lease, or mortgage the land or use the land for other economic activities during the duration, which is protected by laws. However, Party B shall not do what is forbidden by laws of China, and Party B is obliged to develop, utilize and protect the land.

Article 4. The land transferred to Party B is located in Langbei Village, Baisha Town, Taishan City, Guangdong Province covering an area of 181,854 square meters.

Article 5. The duration of the land use right under the Agreement is 50 years starting from the date on which the “Certificate for the Use of State-owned Land in P.R.C” is granted.

Article 6. The approved use plan of the transferred land under the Agreement is to construct the cactus planting base and promote special agricultural tourism project.

Article 7. If party B needs to change the land use plan specified in this Agreement during the duration, party B shall obtain the consent of party A, and two parties shall sign a new Land Use Right Transfer Agreement, and to readjust the transfer price and to have a new registration.

Article 8. Party B agrees to pay the purchase price, land use fee, and also agrees to pay land value increment tax and relevant land tax if Party B transferred the land to any third party.

Article 9. The purchase price of the transferred land is RMB 365 Yuan per square meter with the total amount of RMB 66,376,800 Yuan.

Article 10. Within 30 days from the date of the Agreement, Party B should pay 30% of the total purchase price, which is RMB 19,913,040 Yuan, and Party B should pay off the purchase price within 90 days after the execution of this Agreement.

Article 11. Within 15 days after Party B pays off the purchase price, the title should be changed to Party B and Party B shall obtain the new “Certificate of the Use of State-owned Land in P.R.C”.

Article 12. Party B should wire the first payment of the purchase price to the bank account designated by Party A on or before the date specified in the agreement.

Article 13. Party A has the right to take back the land and obtain buildings and other annexes on the land upon the expiration date. Party B shall return the land use right certificate and cancel the title of the registration according to relevant provisions.

Article 14. In the event Party B needs to continue to use the land upon the expiration date, Party B should apply to renew the agreement 30 days before the expiration date with Party A.

Article 15. In the duration of this agreement, under some special occasions or for the demand of social public interest, Party A can take back the use right of transferred land in accordance with legal procedures, and offer corresponding compensation to Party B according to the practical serviced life of the land and actual situation of development and investment on the land.

Article 16. In the event one party fails to implement the agreement for the reason of force majeure, the party should take all necessary remedial measures against losses caused by force majeure.

 Article 17. In the event any party fails to fulfill the obligations as specified in this Agreement, the party should be responsible for the breach of this agreement.

Article 18. In the even Party B can’t use the land due to Party A’s fault, Party A should compensate Party B a penalty of 3% of the purchase price paid by Party B.

Article 19. In the event Party B does not construct on the land according to the use plan, Party B should pay a penalty of 3% of the purchase price. If Party B does not invest or construct anything on the land for two consecutive years, Party A is authorized to take back the land without compensation.

Article 20. In the event Party B can not pay any payables (except the purchase price) on time, Party B should pay the penalty of 0.5％of the payable fee each day.

Article 21. The signing, validity, explanation, fulfillment and settlement of disputes of this agreement are under the protection of the PRC law and subject to the jurisdiction of the PRC.

Article 22. Any disputes arising out of or relating to this Agreement must be resolved by negotiation. In the event the parties are unable to resolve the disputes through negotiation, the both parties agree to apply for arbitration with the arbitration committee (If the two parties do not appoint an arbitration institution, and will not reach a written arbitration agreement after disputes arose, any party can bring an action to People's Court.).

Article 23. The Agreement becomes effective after legal representatives of the two parties (or authorized agents) sign and stamp on it. This Agreement shall be executed in two originals, each party keep one.

Article 24. This Agreement may be amended or modified in writing duly and validly executed by both parties. Any amendment or modification shall have the same force and effect as this Agreement.

Party A :	Party B :

Representative :	Representative:

Date: August 25th, 2009	Date: August 25th, 2009